Exhibit 99.1

News Release

Allison Transmission Announces First Quarter 2021 Results

•	Net Sales of $588 million

•	Net Income of $120 million, 20% of Net Sales

•	Adjusted EBITDA of $222 million, 38% of Net Sales

•	Diluted EPS of $1.07

•	Company raises full year 2021 net sales guidance to $2,325 to $2,475 million

INDIANAPOLIS, April 28, 2021 – Allison Transmission Holdings Inc. (NYSE: ALSN), a leading designer and manufacturer of vehicle propulsion solutions for commercial and defense vehicles, the largest global manufacturer of medium- and heavy-duty fully automatic transmissions, and a leader in electrified propulsion systems, today reported net sales for the first quarter of $588 million, a 10 percent increase from the fourth quarter of 2020 and an 8 percent decrease from the same period in 2020, as the recovery in customer demand and the global economy that began in the second half of 2020 continued through the first quarter of 2021.

Net income for the quarter was $120 million. Diluted EPS for the quarter was $1.07. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $222 million. Net cash provided by operating activities for the quarter was $128 million. Adjusted free cash flow, a non-GAAP financial measure, for the quarter was $107 million.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented, “I would like to once again express my deep gratitude to Allison’s employees, customers, suppliers and communities for their continued dedication and resilience during this critical period. Despite the severe disruptions to global supply chains that are currently impacting our end markets, customer demand is improving and the Allison team continues its tireless efforts to fulfill the Allison promise. I am extremely proud of Allison’s extended family and the commitment demonstrated every day.”

Graziosi continued, “Thanks to improving customer demand and a resilient outlook, we are increasing our full year 2021 net sales guidance from a range of $2,265 to $2,415 million to $2,325 to $2,475 million. We also continue to fund significant investments in engineering – research and development and capital expenditures to further position Allison to capitalize on meaningful growth opportunities across all of our end markets. And finally during the first quarter, we continued our well-defined approach to capital allocation by settling approximately $96 million of share repurchases, or over 2 percent of outstanding shares, and increased the quarterly dividend from $0.17 to $0.19 per share.”

First Quarter Net Sales by End Market

End Market	Q1 2021 Net Sales ($M)	Q1 2020 Net Sales ($M)	% Variance
North America On-Highway	$319	$352	(9%)
North America Off-Highway	$2	$8	(75%)
Defense	$45	$40	13%
Outside North America On-Highway	$84	$72	17%
Outside North America Off-Highway	$16	$27	(41%)
Service Parts, Support Equipment & Other	$122	$138	(12%)
Total Net Sales	$588	$637	(8%)

First Quarter Highlights

North America On-Highway end market net sales were down 9 percent from the same period in 2020 due to the continued effects of the pandemic, and up 12 percent on a sequential basis principally driven by improving demand for last mile delivery, regional haul and vocational trucks.

North America Off-Highway end market net sales were down $6 million from the same period in 2020 principally driven by lower demand for hydraulic fracturing applications and up $1 million sequentially.

Defense end market net sales were up 13 percent from the same period in 2020 and up 2 percent on a sequential basis, in both cases principally driven by higher demand for Tracked vehicle applications.

Outside North America On-Highway end market net sales were up 17 percent from the same period in 2020 and up 9 percent sequentially, in both cases principally driven by higher demand in Asia.

Outside North America Off-Highway end market net sales were down $11 million from the same period in 2020 and up $5 million on a sequential basis, in both cases principally driven by fluctuations in demand in the energy sector.

Service Parts, Support Equipment & Other end market net sales were down 12 percent from the same period in 2020 principally driven by lower demand for North America service parts and up 3 percent sequentially principally driven by higher demand for aluminum die cast component volume, support equipment and North America Off-Highway service parts.

Gross profit for the quarter was $291 million, a decrease of 11 percent from $326 million for the same period in 2020. Gross margin for the quarter was 49.5 percent, a decrease of 170 basis points from a gross margin of 51.2 percent for the same period in 2020. The decrease in gross profit was principally driven by lower net sales and unfavorable material costs partially offset by price increases on certain products.

Selling, general and administrative expenses for the quarter were $73 million, a decrease of $2 million from $75 million for the same period in 2020. The decrease was principally driven by lower commercial activities spending and lower intangible amortization expense.

Engineering – research and development expenses for the quarter were $38 million, an increase of $2 million from $36 million for the same period in 2020. The increase was principally driven by the intra-year timing of product initiatives spending.

Net income for the quarter was $120 million, a decrease of $19 million from $139 million for the same period in 2020. The decrease was principally driven by lower gross profit partially offset by lower interest expense, as a result of the refinancing of our long-term debt in November 2020.

Net cash provided by operating activities was $128 million, a decrease of $20 million from $148 million for the same period in 2020. The decrease was principally driven by higher operating working capital requirements and lower gross profit partially offset by lower cash incentive compensation expense and lower cash income taxes.

First Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $222 million, a decrease of $35 million from $257 million for the same period in 2020. The decrease in Adjusted EBITDA was principally driven by lower gross profit and increased incentive compensation expense partially offset by lower commercial activities spending.

Adjusted free cash flow for the quarter was $107 million, a decrease of $20 million from $127 million for the same period in 2020. The decrease was driven by lower net cash provided by operating activities.

Full Year 2021 Guidance Update

Allison expects 2021 Net Sales in the range of $2,325 to $2,475 million, Net Income in the range of $395 to $465 million, Adjusted EBITDA in the range of $795 to $885 million, Net Cash Provided by Operating Activities in the range of $585 to $655 million, Adjusted Free Cash Flow in the range of $415 to $475 million and Capital Expenditures in the range of $170 to $180 million.

Our 2021 net sales guidance reflects higher demand in the global On-Highway, Service Parts, Support Equipment & Other and North America Off-Highway end markets as a result of the ongoing global economic recovery and price increases on certain products.

Conference Call and Webcast

The company will host a conference call at 5:00 p.m. ET on Wednesday, April 28 to discuss its first quarter 2021 results. The dial-in phone number for the conference call is 1-877-425-9470 and the international dial-in number is 1-201-389-0878. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 8:00 p.m. ET on April 28 until 11:59 p.m. ET on May 5. The replay dial-in phone number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13718729.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and medium- and heavy-tactical U.S. defense vehicles, as well as a supplier of commercial vehicle propulsion solutions, including electric hybrid and fully electric propulsion systems. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: the duration and spread of the COVID-19 pandemic, including new variants of the virus and the pace and availability of vaccines, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on economic conditions, financial market volatility and our business, including but not limited to the operations of our manufacturing and other facilities, our supply chain, our distribution processes and demand for our products and the corresponding impacts to our net sales and cash flow; increases in cost, disruption of supply or shortage of raw materials or components used in our products, including as a result of the COVID-19 pandemic; risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the success of our research and development efforts, the outcome of which is uncertain; U.S. and foreign defense spending; risks associated with our international operations, including increased trade protectionism; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to identify, consummate and effectively integrate acquisitions; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities, after additions of long-lived assets.

Attachments

•	Condensed Consolidated Statements of Operations
•	Condensed Consolidated Balance Sheets
•	Condensed Consolidated Statements of Cash Flows
•	Reconciliation of GAAP to Non-GAAP Financial Measures
•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Raymond Posadas

Managing Director, Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended March 31,
	2021	2020
Net sales	$588	$637
Cost of sales	297	311

Gross profit	291	326
Selling, general and administrative	73	75
Engineering - research and development	38	36

Operating income	180	215
Interest expense, net	(29)	(33)
Other income (expense), net	3	(1)

Income before income taxes	154	181
Income tax expense	(34)	(42)

Net income	$120	$139

Basic earnings per share attributable to common stockholders	$1.08	$1.20

Diluted earnings per share attributable to common stockholders	$1.07	$1.20

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	March 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$295	$310
Accounts receivable, net	292	228
Inventories	193	181
Other current assets	40	37

Total Current Assets	820	756
Property, plant and equipment, net	644	638
Intangible assets, net	951	963
Goodwill	2,064	2,064
Other non-current assets	55	56

TOTAL ASSETS	$4,534	$4,477

LIABILITIES
Current Liabilities
Accounts payable	$167	$157
Product warranty liability	32	36
Current portion of long-term debt	6	6
Deferred revenue	35	34
Other current liabilities	178	140

Total Current Liabilities	418	373
Product warranty liability	30	30
Deferred revenue	107	109
Long-term debt	2,506	2,507
Deferred income taxes	459	442
Other non-current liabilities	250	260

TOTAL LIABILITIES	3,770	3,721
TOTAL STOCKHOLDERS’ EQUITY	764	756

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,534	$4,477

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended March 31,
	2021	2020
Net cash provided by operating activities	$128	$148
Net cash used for investing activities (a)	(21)	(21)
Net cash used for financing activities	(121)	(203)
Effect of exchange rate changes on cash	(1)	(2)

Net decrease in cash and cash equivalents	(15)	(78)
Cash and cash equivalents at beginning of period	310	192

Cash and cash equivalents at end of period	$295	$114

Supplemental disclosures:
Interest paid	$7	$8
Income taxes paid	$1	$6
(a) Additions of long-lived assets	$(21)	$(21)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended March 31,
	2021	2020
Net income (GAAP)	$120	$139
plus:
Income tax expense	34	42
Interest expense, net	29	33
Depreciation of property, plant and equipment	25	22
Amortization of intangible assets	12	16
Stock-based compensation expense (a)	3	3
Unrealized (gain) loss on foreign exchange (b)	(1)	2

Adjusted EBITDA (Non-GAAP)	$222	$257

Net sales (GAAP)	$588	$637
Net income as a percent of net sales (GAAP)	20.4%	21.8%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	37.8%	40.3%
Net cash provided by operating activities (GAAP)	$128	$148
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(21)	(21)

Adjusted free cash flow (Non-GAAP)	$107	$127

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents (gains) losses (recorded in Other income (expense), net) on intercompany financing transactions related to investments in plant assets for our India facility.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance Year Ending December 31, 2021
	Low	High
Net Income (GAAP)	$395	$465
plus:

Depreciation and amortization	153	153
Interest expense, net	118	118
Income tax expense	112	132
Stock-based compensation expense (a)	17	17
Acquisition-related earnouts (b)	1	1
Unrealized gain on foreign exchange (c)	(1)	(1)

Adjusted EBITDA (Non-GAAP)	$795	$885

Net Cash Provided by Operating Activities (GAAP)	$585	$655
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-live assets	$(170)	$(180)

Adjusted Free Cash Flow (Non-GAAP)	$415	$475

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents expense (recorded in Selling, general and administrative and Engineering - research and development) for earnouts related to our acquisition of Vantage Power Limited.
(c)	Represents gains (recorded in Other income (expense), net) on intercompany financing transactions related to investments in plant assets for our India facility.